Exhibit 19
NORTHERN TRUST CORPORATION
SECURITIES TRANSACTIONS POLICY
Adopted July 16, 2024
Northern Trust Corporation (the “Corporation”) is a public company, the common stock of which is traded on The NASDAQ Stock Market and registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As a general rule, persons who possess material non-public information1 about an issuer of securities – whether it is the Corporation itself or another public company – are prohibited by securities laws from engaging in transactions2 regarding the securities about which they have material non-public information and from passing such information on to others. All Covered Persons and Covered Entities subject to this Securities Transactions Policy (this “Policy”) are expected to comply with all federal and state securities laws. For purposes of this Policy, Covered Persons means all directors, officers and employees of the Corporation and its affiliates and such other persons as determined from time to time by the Corporation, in its sole discretion, such as certain contractors, consultants or agents who have access to material non-public information in the course of their work with Northern Trust. For purposes of this Policy, Covered Entities means the Corporation, itself, together with all Covered Persons.
It is important to note that individuals may be subject to more stringent limitations on securities transactions in particular areas across Northern Trust. For example, employees of Northern Trust Securities, Inc., Northern Trust Securities LLP, Northern Trust Investments, Inc., 50 South Capital Advisors, LLC and Northern Trust Global Investments Limited are subject to more stringent limitations in light of their roles.
Any questions regarding this Policy should be addressed to the General Counsel or Corporate Secretary of the Corporation. Please note that, in all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Corporation, the General Counsel, the Corporate Secretary or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Violation of this Policy can result in discipline by Northern Trust, including termination of employment. In addition, violations of applicable securities laws prohibiting individuals from transacting while in possession of material non-public information may subject Covered Persons to civil and
1 Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it could reasonably be expected to have a substantial impact on the price of securities. Information is considered “nonpublic information” if it has not been previously disclosed to the general public by means of a press release, SEC filing or other media for broad, non-exclusionary public dissemination. See the Northern Trust Corporation Disclosure Policy for examples of the types of information that may be material non-public information.
2 For the avoidance of doubt, “transaction,” for purposes of this Policy, shall include a bona fide gift of a security, and to “transact” includes the act of making or receiving a bona fide gift of a security.

criminal penalties, fines and imprisonment, and serious sanctions could be imposed against the Corporation.
I.Transactions in the Securities of Northern Trust
A.General Policy
No Covered Entity may effect any transaction in Northern Trust securities while in possession of material non-public information about Northern Trust. The following limitations must be complied with in connection with any transaction in Northern Trust securities (including any transactions in or affecting holdings in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of The Northern Trust Company Thrift-Incentive Plan (“TIP”) or under the Northern Trust All-Employee Share Ownership Plan (“AESOP”) or the Northern Trust (Ireland) Share Participation Scheme (“ISPS”)):
1.    Short Sales / Hedging / Pledging: All Covered Persons are prohibited from: (a) engaging in short sales, margining and the pledging or hypothecation of Northern Trust securities; (b) transacting in options, warrants, puts and calls, as well as derivatives such as swaps, forwards, futures or similar instruments on Northern Trust securities; and (c) engaging in any other transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of a Northern Trust equity security.
2.    Quarterly Earnings Blackout: The Corporation, directors and executive officers of the Corporation, Business Unit chief financial officers, certain members of the Controller’s Department, Investor Relations, the Treasury Department and Audit Services, and such other persons designated by the General Counsel or Corporate Secretary, are prohibited from effecting transactions in the securities of Northern Trust (including any transactions in or affecting holdings in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS) beginning at market open on the fifteenth calendar day in March, June, September and December and ending at market close on the first business day following the release of the earnings announcement for the most recently completed quarter (such period, a “blackout”); provided, however, that with respect to the Corporation, the foregoing is limited to prohibiting open market transactions in the securities of Northern Trust. If the fifteenth calendar day in any such quarter falls on a day during which The NASDAQ Stock Market is closed, the blackout will begin at market open on the next calendar day during which The NASDAQ Stock Market is open. Transactions in or affecting holdings in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS that are prohibited during a blackout include: (a) an election to make or change contributions to the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS; (b) an election to transfer balances into or out of the Northern Trust Stock Fund of the TIP; (c) an election to transfer funds out of the AESOP, ISPS or Former ESOP Northern Trust Stock Fund of the TIP; (d) an election of any distribution or withdrawal from the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or from the AESOP or ISPS; (e) a purchase, sale or resale of Northern Trust securities including reinvestment in Northern Trust securities of dividends paid on Northern Trust securities in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS; and (f) an election to receive a cash payment of dividends paid on Northern Trust securities or to have dividends reinvested in Northern Trust securities in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS. The foregoing notwithstanding, the purchase of Northern Trust securities in the Northern Trust Stock Fund or the Former ESOP Northern Trust Stock Fund of the TIP or under the AESOP or ISPS during a blackout shall not be prohibited by this Policy if effected pursuant to an election made during a time period when transactions in Northern Trust securities are not prohibited by this Policy. Persons or entities subject to the quarterly earnings blackouts described in this paragraph will be notified electronically each quarter in advance of such quarter’s blackout at the direction of the General Counsel or Corporate Secretary.
3.    Pre-clearance Requirements: The Corporation and each director and executive officer of the Corporation is required to pre-clear all transactions in Northern Trust securities, including any transactions in such securities held in a Covered Account (as defined in Section II of this Policy) related to such director or executive officer, with the General Counsel or Corporate Secretary. The General Counsel or Corporate Secretary may require other individuals to pre-clear transactions as a result of their roles. Individuals or entities subject to the pre-clearance requirements described in this paragraph will be notified electronically of such requirements on a quarterly basis at the direction of the General Counsel or Corporate Secretary. The approval of any request for pre-clearance shall be made in the sole discretion of the General Counsel or Corporate Secretary. In the event an individual’s or entity’s request for pre-clearance is not approved, such individual or entity must refrain from initiating any transaction in Northern Trust securities.
4.    Directors and Officers Subject to Section 16: Unless otherwise approved by the General Counsel or Corporate Secretary, each director and officer of the Corporation subject to the reporting requirements of Section 16 of the Exchange Act is required to: (a) conduct every open market transaction in the securities of Northern Trust through an account at Northern Trust Securities, Inc. (“NTSI”), the Northern Trust trading desk, the TIP, the AESOP, the ISPS or the Corporation’s transfer agent, except that exercises of Northern Trust stock options may be made through an account at Fidelity Stock Plan Services, LLC or its affiliates, or such other institution as may be designated by the Corporation to provide administrative services in support of the Corporation’s long-term incentive compensation plans; and (b) hold all positions in Northern Trust securities, other than registered holdings, in street name at NTSI, a trust account at Northern Trust, the TIP, the AESOP or the ISPS.
5.    Additional Restrictions: In addition to the quarterly earnings blackouts set forth in this Policy, specified individuals, groups of individuals, or the Corporation may be prohibited from transacting in the securities of Northern Trust at other designated times as determined by the General Counsel or Corporate Secretary.
B.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act permits Covered Entities to transact in company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written plan (“10b5-1 Plan”) that was entered into when the person or entity was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. A Covered Entity that wishes to enter into a 10b5-1 Plan must submit the 10b5-1 Plan to Northern Trust’s General Counsel or Corporate Secretary for approval prior to the adoption of the 10b5-1 Plan. 10b5-1 Plans may not be adopted when the Covered Entity is in possession of material non-public information about Northern Trust. Covered Entities may amend or replace their 10b5-1 Plans only during periods when transacting is permitted in accordance with this Policy, and must submit any proposed amendment or replacement of a 10b5-1 Plan to Northern Trust’s General Counsel or Corporate Secretary for approval prior to adoption. A Covered Entity must provide notice to Northern Trust’s General Counsel or Corporate Secretary prior to terminating a 10b5-1 Plan. Frequent modifications or terminations of a 10b5-1 Plan may call into question the good faith of the person or entity in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).
C.Post-Termination Transactions
If individuals are in possession of material non-public information when their service with Northern Trust terminates, those individuals may not transact in Northern Trust securities until that information has become public or is no longer material.

II.Other Rules Pertaining to Transactions in Securities
Covered Persons must always act to avoid an actual or potential conflict involving the capacity in which they serve at Northern Trust and the information received in that capacity. For this reason, transactions for client and Northern Trust accounts must always take precedence over any transactions in Covered Accounts. Transactions in Covered Accounts that involve or appear to involve a conflict of interest between a Covered Person and Northern Trust or one of its clients are prohibited.
For the purposes of this policy, a “Covered Account,” whether or not maintained at NTSI, includes (1) accounts of a Covered Person, (2) accounts of a Covered Person’s spouse, domestic partner, minor children and relatives (by marriage or otherwise) living in the Covered Person’s home, (3) any account in which any person listed in (1) or (2) has a beneficial interest in a personal capacity, and (4) any account over which any person listed in (1) or (2) exercises control or investment influence.
The following rules apply to all transactions by Covered Persons and in all Covered Accounts:
1.    Covered Persons who are in possession of material non-public information concerning a company, including the Corporation, or specific securities are prohibited from effecting any transactions in the relevant securities and may not disclose such material non-public information to persons within the Corporation whose jobs do not require them to have that information, or outside of the Corporation to other persons, unless any such disclosure is made in accordance with the Corporation’s policies regarding the protection or authorized disclosure of such information.
2.    Covered Persons may not buy, sell, gift or otherwise transact in securities so as to benefit from knowledge or speculation regarding Northern Trust’s or a client’s transaction plans, including Rule 10b5-1 transaction plans.
3.    Covered Persons may not buy, sell, gift or otherwise transact in securities on the basis of any knowledge or speculation regarding the content or timing of Northern Trust’s forthcoming research recommendations.
4.    Traders, sales personnel, portfolio managers, research analysts and others who are involved in initiating or recommending transactions involving securities and other instruments for Northern Trust may not engage in securities transactions for Covered Accounts in violation of applicable departmental guidelines.
5.    Covered Persons may not knowingly assist any other person with any of the activities above which would cause such person to be in contravention with this Policy if he or she were a Covered Person or otherwise subject to the restrictions set forth in this Policy.
Northern Trust reserves the right to cancel or reverse any transaction in a Covered Account maintained at an affiliate of the Corporation or to require a Covered Person to cancel or reverse, at the Covered Person’s expense, a transaction in a Covered Account maintained elsewhere if the transaction is considered to be in violation of this Policy.
Covered Persons are not prohibited generally from owning securities of clients of Northern Trust. Covered Persons contemplating the acquisition of a client’s securities should take into account that even if at that time an acquisition is not prohibited by this Policy, such Covered Persons may not be able to dispose of the securities at a time of their choice, e.g., when the Covered Persons know material non-public information about the client.
In addition to the foregoing,
(1)    All persons employed exclusively at NTSI shall maintain all Covered Accounts at NTSI, and
(2)    (i) all dual employees (i.e. employees who are employed by another direct or indirect subsidiary of the Corporation but also hold a securities license through NTSI or are otherwise subject to NTSI compliance policies), (ii) all individuals performing or supporting investment research, (iii) all securities traders, and (iv) all portfolio managers of mutual, common, collective, exchange-traded and/or alternative investment funds, shall maintain all Covered Accounts either at NTSI or at another Compliance-approved brokerage firm, with that other firm providing ongoing transaction and position holding information relating to the Covered Account to the applicable Compliance representative. At any time any Covered Person may be required to provide current and/or historical transaction confirmation and position holding information with respect to Covered Accounts to Legal or Compliance representatives. It is the responsibility of Covered Persons covered by this requirement to instruct their brokers to provide such information for each Covered Account when requested.
In addition to this Policy, more stringent limitations on securities transactions of individuals in particular areas or for specific periods of time or involving securities of particular issuers may be imposed.

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